Exhibit 3.1

Amendment No. 1 to Amended and Restated Bylaws of Sapient Corporation

ARTICLE 5 of the Amended and Restated Bylaws of Sapient Corporation is hereby amended to add a new Section 5.10, as set forth below.

“5.10           Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.”